Exhibit 10.11(a)

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”), dated _____ __, 2023, is by and among Unusual Machines, Inc., a Puerto Rico corporation (the “Company”) and Brian Hoff , an individual, (the “Executive,” and together with the Company, the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement as of January12, 2023 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement to (A) increase the percentage of RSUs and change the vesting terms of the RSUs, and (B) add pertaining to Section 409A compliance.

NOW, THEREFORE, the Parties, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1. All capitalized terms herein shall have the meaning ascribed to such terms in the Agreement.

2. Section 3.4 is hereby amended and restated as follows:

•	“3.4 Equity Grant. Subject to Board approval, you will be granted restricted stock units (RSUs) under the Company's equity incentive plan, which RSUs will represent 1% of the issued and outstanding capital stock of the Company on a fully diluted basis as of the grant date. You will be granted 3% (in lieu of the 1%) of the issued and outstanding capital stock pending board approval and the Board simultaneously with the consummation of the the Company’s initial public offering (the “Offering”). The RSUs will be granted to you no later than 30 days following the earlier of (i) the closing of the Rotor Riot, LLC and Fat Shark Holdings, Ltd. acquisition transactions, or (ii) the date on which the Company reasonably determines that the acquisition transactions will not proceed to closing. The RSUs will vest on the earlier of (i) a secondary offering, (ii) a Change of Control event as defined in Treasury Regulation Section 1.409A-3(i)(5), or (iii) the one year anniversary of the consummation of the Offering.”

3. Section 5.2.3 of the Agreement is hereby amended and restated as follows:

“5.2.3 The vesting of your unvested RSUs will be accelerated such that 100% of your RSUs that were not yet vested immediately prior to your employment termination date will be deemed fully vested as of your employment termination date.”

4. In the event of any conflict between the Agreement and this Amendment, the terms as contained in this Amendment shall control. In all other respects the Agreement is hereby ratified and confirmed.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be one and the same agreement. Facsimile and electronic signatures shall be treated in all respects and for all purposes as originals.

6. A new Section 7 is added to the Agreement as follows:

“7. Section 409A Compliance.

(a)               This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder. This Agreement shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

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(b)               Notwithstanding any other provision of this Agreement, if at the time of the Executive's termination of employment, the Executive is a "specified employee", determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive's termination date ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive's estate in a lump sum upon the Executive's death.

(c)               To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(1)               the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(2)               any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(3)               any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d)               In the event the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(1)               For purposes of this subparagraph, amounts payable under the Agreement should not provide for a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (e.g., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (e.g., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of the Treasury Regulations.

(2)               To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(3)               To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

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(e)               The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f)                The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.”

7. A new Section 9. is added to the Agreement as follows:

“9. Governing Law and Jurisdiction. This Agreement shall be governed or interpreted according to the internal laws of the State of New York without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of New York without regard to choice of law considerations. Any action arising from or under this Agreement must be commenced only in the appropriate state or federal court located in New York County, New York. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.”

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

UNUSUAL MACHINES, INC. a Puerto Rico corporation By: _______________________________ Name: Tom Walker Title: Chair, Compensation Committee

EXECUTIVE: _________________________Brian Hoff

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